Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-69741 on Form S-3 of our report dated February 25, 2005 (May 10, 2005 as to the effects of the restatement described in Note T), relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note T and relating to the change in method of accounting for certain separate account products in 2004), and of our report on internal control over financial reporting dated February 25, 2005 (May 10, 2005 as to the effect of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (as revised) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of CNA Financial Corporation and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
May 10, 2005